Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777, 333-76261, 333-33442, 333-33934, 333-58056, 333-101973, 333-113705, 333-142473 and 333-142475 on Form S-8, and Registration Statement No. 333-24291 on Form S-3 of our report dated March 1, 2007 (August 14, 2007, as to the effects of the restatement discussed in Note 4), relating to the consolidated financial statements and financial statement schedule of Tenneco Inc. and consolidated subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” on January 1, 2006 and the Company’s adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” on December 31, 2006 and the restatement as discussed in Note 4) and our report dated March 1, 2007 (August 14, 2007, as to the effects of the restatement discussed in Note 4) on management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Tenneco Inc. for the year ended December 31, 2006.
DELOITTE & TOUCHE, LLP
Chicago, Illinois
August 14, 2007